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                     EXHIBIT 21. Subsidiaries of Registrant.

         University Bank, a Michigan state chartered bank.

         Midwest Loan Services, Inc., a Michigan Corporation
                  (80% owned by Bank)

         University Insurance & Investment Services, Inc., a Michigan
                  Corporation (100% owned by Bank)